Exhibit 5.1

OPINION OF

KUNZMAN & BOLLINGER, INC.

AS TO THE LEGALITY OF

THE UNITS

KUNZMAN & BOLLINGER, INC.

ATTORNEYS-AT-LAW

5100 N. BROOKLINE, SUITE 600

OKLAHOMA CITY, OKLAHOMA 73112

Telephone (405) 942-3501

Fax (405) 942-3527

June 4, 2012

MDS Energy Development, LLC

409 Butler Road, Suite A

Kittanning, Pennsylvania 16201

RE:	MDS ENERGY PUBLIC 2012 PROGRAM

Gentlemen:

You have requested our opinion on certain issues pertaining to MDS Energy Public 2012 Program (the “Program”), which is a series of up to three limited partnerships formed under the Limited Partnership Laws of Delaware. MDS Energy Development, LLC, a Pennsylvania limited liability company, will be the Managing General Partner of each Partnership.

Basis of Opinion

Our opinion is based on our review of a certain Registration Statement on Form S-1 and all amendments thereto, including any additional pre-effective or post-effective amendments, for the Program (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”), including the Prospectus and the Form of Partnership Agreement for MDS Energy Public 2012-A LP [MDS Energy Public 2013-A LP] [MDS Energy Public 2013-B LP] (the “Partnership Agreement”), the Form of Subscription Agreement and the Form of Drilling and Operating Agreement for MDS Energy Public 2012-A LP [MDS Energy Public 2013-A LP] [MDS Energy Public 2013-B LP] contained therein, and on our review of such other documents and records as we have deemed necessary to review for purposes of rendering our opinion. As to various questions of fact material to our opinion which we have not independently verified, we have relied on certain representations made to us by officers and directors of the Managing General Partner.

In rendering the opinion herein provided, we have assumed each subscriber has paid the consideration specified in the subscriber’s Subscription Agreement and the due execution and delivery of all relevant documents by all parties thereto.

As used in our opinion, the term “Units” includes the Limited Partner Units, the Investor General Partner Units and the limited partner units into which the Investor General Partner Units will be converted as described in the Registration Statement.

Opinion

Based on the foregoing, we are of the opinion that:

The Units, when issued and sold in accordance with the Registration Statement, as amended at the time it becomes effective with the Commission, and on the filing with the Delaware Secretary of State of a certificate of the respective Partnership Agreement for the Partnership to which the respective Units relate, or an appropriate amendment or amendments to the Partnership Agreement, reflecting the admission of the subscribers for Investor General Partner Units as

Kunzman & Bollinger, Inc.

MDS Energy Development, LLC

June 4, 2012

additional general partners to the Partnership or, thereafter, the conversion of the Investor General Partners to Limited Partners, in accordance with Delaware law, and when issued against payment for the Units as contemplated by the Prospectus and each Partnership Agreement, will be validly issued and fully paid and nonassessable, except that with respect to non-assessibility the Managing General Partner may call for additional Capital Contributions from the Investor General Partners, including Investor General Partners who have been converted to Limited Partners, in a Partnership if necessary to pay that Partnership’s obligations or liabilities:

•

which arose before the conversion of the Investor General Partners to Limited Partners and for which the Investor General Partners are liable because of their status as general partners of the Partnership at the time the obligations and liabilities arose; and

•

which exceed the Partnership’s assets, insurance proceeds from any source, and the Managing General Partner’s indemnification of the Investor General Partners from any liability incurred in connection with the Partnership which is in excess of the Investor General Partners’ interest in the Partnership’s undistributed net assets and insurance proceeds.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Prospectus included in the Registration Statement.

Yours very truly,

/s/ Kunzman & Bollinger, Inc.

KUNZMAN & BOLLINGER, INC.